UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2007

EXPRESSJET HOLDINGS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-31300 (Commission File Number)	76-0517977 (IRS Employer Identification No.)

700 North Sam Houston Parkway West, Suite 200 Houston, Texas (Address of principal executive offices)		77067 (Zip Code)

832-353-1000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Long Term Incentive Program

            On December 21, 2007, the Human Resources Committee (the “Committee”) of our board of directors approved the 2007 Long Term Incentive Program (the “Program”), adopted under, and to implement in part, our 2007 Stock Incentive Plan, which was approved by stockholders earlier this year.  The Committee has initially designated approximately 110 employees to participate in the three-year Program, including the executive officers named in our proxy statement.

            The Program is designed to provide a method for attracting and retaining key employees for the company and its subsidiaries by providing a participant with the opportunity to earn a cash bonus tied to our performance over a three-year period.  Each participant under the Program is assigned a percentage participation in a bonus pool based on the percentage of the employee’s annual salary that he or she is currently eligible to earn under our long term incentive plan.  At the end of the performance period, participants will receive an amount in cash equal to their individual percentage participation in the bonus pool.  Approximately 90% of the bonus pool has been allocated by the Committee, with the remaining 10% reserved for additional key employees who might be hired or promoted in the future.

            The payout received by a participant in accordance with their participation in the bonus pool is determined with respect to our overall performance over a three-year period commencing January 1, 2008 and concluding on December 31, 2010.  A participant’s payout will be made at the conclusion of this three-year period and will equal the product of (1) the participant’s percentage participation in the Program (2) an amount equal to our combined EBITDA for the three-year period (excluding payouts to be made under the Program) and (3) a percentage of the EBITDA pool based on a matrix that takes into account our stock price at December 31, 2010 and our ranking for three-year stockholder return vis-a-vis a group of peer airlines.  The payout percentage matrix appears below:

	Rank of Total Stockholder Return within Peer Group
Stock Price	1	2	3	4

$14	22.50%	15.00%	11.25%	7.50%
$13	21.75%	14.50%	10.88%	7.25%
$12	21.00%	14.00%	10.50%	7.00%
$11	20.25%	13.50%	10.13%	6.75%
$10	19.50%	13.00%	9.75%	6.50%
$9	18.75%	12.50%	9.38%	6.25%
$8	18.00%	12.00%	9.00%	6.00%
$7	17.25%	11.50%	8.63%	5.75%
$6	16.50%	11.00%	8.25%	5.50%
$5	15.75%	10.50%	7.88%	5.25%
$4	15.00%	10.00%	7.50%	5.00%
$3	14.25%	9.50%	7.13%	4.75%

            The maximum percentage that may be used in the calculation of a participant’s payout is 22.50%, even if our share price exceeds $14.  No payouts will be made under the Program if the stock price is less than $3 per share or our peer ranking is lower than 4th.

            The actual payout that may be received, if any, will not be known until the completion of the three-year performance period.  For purposes of determining the amount that will ultimately be paid to each of the executive officers named in our proxy statement, the Committee has determined that 4.09% of the bonus pool will be paid to James B Ream, President and Chief Executive Officer, 2.90% of the bonus pool will be paid to Frederick S. Cromer, Vice President and Chief Financial Officer, and 2.32% of the bonus pool will be paid to Scott R. Peterson, Vice President and General Counsel.

            Except under limited circumstances, the termination of a participant’s employment will prevent the receipt of any payout under the Program.  In the event of death or disability, participants will receive the full amount of any payments that would have been earned through the end of the three-year performance period, and upon termination without cause or termination by the participant with good reason, a participant will be entitled to receive a pro-rata payout under the Program based on the number of days employed from the beginning of the three-year performance period through the termination date.   Upon a change of control prior to December 31, 2010, the performance period will terminate and each recipient will receive a payout for the abridged period.

The Program may be amended or terminated by the Committee at any time.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRESSJET HOLDINGS, INC. (Registrant)
Date: December 31, 2007	/s/ Scott R. Peterson
Scott R. Peterson Vice President General Counsel and Secretary